Exhibit 5.2

August 3, 2023

Chevron U.S.A. Inc.

6001 Bollinger Canyon Road

San Ramon, CA 94583

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to Chevron U.S.A. Inc., a Pennsylvania corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-4 under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “SEC”) on the date hereof (the “Registration Statement”). The Registration Statement is being filed jointly by the Company and Chevron Corporation, a Delaware corporation (the “Guarantor”). The Registration Statement relates to the proposed offer by the Company to exchange (the “Exchange Offer”) any and all validly tendered and not validly withdrawn 5.750% Senior Notes due 2026 (the “Old Notes”) issued by PDC Energy, Inc. for up to $750,000,000 aggregate principal amount of the Company’s 5.750% Notes due 2026 (the “Exchange Notes”) to be issued by the Company, which will be registered under the Act.

The Exchange Notes will be guaranteed by the Guarantor and will be issued pursuant to an indenture, dated as of August 12, 2020 (as supplemented to date, the “Base Indenture”), as it shall be further supplemented by the third supplemental indenture expected to be dated as of September 1, 2023, by and among the Company, the Guarantor, and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”), the form of which is filed as an exhibit to the Registration Statement (the “New Notes Supplemental Indenture” and, together with the Base Indenture, the “Indenture”).

In connection with this opinion letter, we have examined originals, or copies certified or otherwise identified to our satisfaction, of (i) the Registration Statement, the prospectus included therein (the “Prospectus”) and the accompanying letter of transmittal and consent, (ii) the Base Indenture, (iii) the form of the New Notes Supplemental Indenture, (iv) forms of the Exchange Notes, (v) the Amended and Restated Articles of Incorporation of the Company, dated December 31, 2013 (the “Articles of Incorporation”), (vi) the By-Laws of the Company, as amended to date (the “By-Laws”), (vii) resolutions of the Board of Directors of the Company, and (viii) such other documents, records, and other instruments as we have deemed appropriate for purposes of the opinions set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile, or photostatic copies and the authenticity of the originals of all documents submitted to us as copies. With respect to matters of fact relevant to our opinion as set forth below, we have relied upon certificates of officers of the Company, representations made by the Company in documents examined by us, and representations of officers of the Company. We have also obtained and relied upon such certificates and assurances from public officials as we have deemed necessary for the purposes of our opinion set forth below.

We have also assumed that the New Notes Supplemental Indenture will have been duly authorized, executed and delivered by the Trustee; that the Trustee has the requisite organizational and legal power and authority to perform its obligations under the New Notes Supplemental Indenture; and that the New Notes Supplemental Indenture constitutes a legal, valid, and binding obligation of the Trustee.

Based upon the foregoing, we are of the opinion that, when the New Notes Supplemental Indenture is duly executed and delivered by the respective parties and duly qualified under the Trust Indenture Act of 1939, as amended, and when the Exchange Notes have been duly executed, authenticated, completed, issued, and delivered against receipt of the Old Notes, in accordance with the terms of the Indenture and the Exchange Offer described in the Prospectus, the Exchange Notes will constitute legal, valid, and binding obligations of the Company, enforceable against the Company in accordance with their terms.

The opinions expressed above are subject to the effects of (i) bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization, moratorium, or other similar laws relating to or affecting enforcement of creditors’ rights or remedies generally and (ii) general principles of equity (whether such principles are considered in a proceeding at law or equity), including the discretion of the court before which any proceeding may be brought, concepts of good faith, reasonableness and fair dealing, and standards of materiality.

The foregoing opinion is limited to the laws of the State of New York and the Pennsylvania Business Corporation Law of 1988, as amended, and we express no opinion with respect to the laws of any other state or jurisdiction.

We hereby consent to the use of this opinion as Exhibit 5.2 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP

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